UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2015

Aon plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Devonshire Square, London, England (Address of Principal Executive Offices)		EC2M 4PL (Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, Aon plc (the “Parent”) and Aon Corporation (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Gregory C. Case, President and Chief Executive Officer of the Parent and the Company.   The purpose of the Employment Agreement is to, among other things, renew and extend the Amended and Restated Employment Agreement entered into by the Company and Mr. Case on November 13, 2009.  A brief description of the terms and conditions of the Employment Agreement are set forth below.

Term and Position.  The Employment Agreement commenced January 16, 2015, and will expire on April 1, 2020, unless terminated earlier in accordance with the terms of the Employment Agreement.  The Employment Agreement provides that Mr. Case will serve as the Parent’s and the Company’s President and Chief Executive Officer.  The Employment Agreement also provides that, subject to his continued employment with the Company, Mr. Case will be nominated for election as a member of the board of directors of the Parent (the “Board”) at the 2015 annual general meeting of the shareholders of the Parent and  each subsequent annual general meeting of shareholders of the Parent during the term of his employment.

Salary and Bonus.  Under the Employment Agreement, Mr. Case’s annual base salary will remain $1,500,000.   Mr. Case continues to be eligible for a target bonus of not less than 200% of base salary, subject to the current cap of $10 million established under the Parent’s Senior Executive Incentive Compensation Plan.  The Board retains the discretion to determine Mr. Case’s actual bonus payment.

Long-Term Incentive Compensation.  Pursuant to the Employment Agreement, Mr. Case will continue to be eligible to participate in the Parent’s long-term incentive compensation plans, such as its Leadership Performance Program (“LPP”), a sub-plan of the Aon plc 2011 Incentive Plan. As a reflection of Mr. Case’s exceptional performance to date and his commitment to the extended term as set forth in the Employment Agreement, subject to approval of the Board, he will receive an additional award with a grant date target value of $15 million under the LPP for the performance period beginning January 1, 2015 and ending December 31, 2017.  This additional award will be earned based on the same performance criteria and weightings as the regular award the Parent anticipates awarding to Mr. Case under the LPP for the same performance period.  In addition, the performance criteria and weightings will be the same as those applicable to other LPP award recipients.

Stock Ownership.  The Employment Agreement provides that Mr. Case will hold an investment position in the shares of Parent with a market value equal to or greater than 20 times his annual base salary, which is initially $30 million. He remains subject to the other terms and conditions of the Parent’s Share Ownership Guidelines.

Benefits.  The Employment Agreement provides that Mr. Case will continue to be eligible to participate in the Company’s employee benefit plans and programs on terms generally applicable to the Company’s senior executives.  In addition, Mr. Case will continue to receive life insurance coverage of at least $5 million.

Restrictive Covenants.  The Employment Agreement continues to include two-year non-competition and non-solicitation provisions without regard to the reason for such termination, subject to certain limited and customary exceptions.  In addition, the Employment Agreement includes customary confidentiality and intellectual property ownership provisions.

Termination Provisions.  Under the Employment Agreement, Mr. Case will continue to be entitled to certain rights and benefits in the event of the termination of his employment with the Company, the nature and scope of those rights and benefits, including severance in certain instances, being dependent on the basis of such termination.  The termination provisions in the Employment Agreement are substantially similar to the termination provisions in the Company’s prior agreement with Mr. Case.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

Exhibits:

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated as of January 16, 2015, by and between Aon plc, Aon Corporation and Gregory C. Case

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

	By:	/s/ Peter Lieb
Peter Lieb
Executive Vice President, General Counsel and Company
Secretary

Date: January 23, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated as of January 16, 2015, between Aon plc, Aon Corporation and Gregory C. Case